Exhibit 10.34

AMENDED AND RESTATED PROMISSORY NOTE

(Crotched Mountain Ski Resort)

$11,035,535.00	July 13, 2012

FOR VALUE RECEIVED, SNH Development, Inc., a Missouri corporation (“Borrower”), hereby promises to pay to the order of EPT Crotched Mountain Ski Resort, Inc., a Missouri corporation (together with any and all of its successors and assigns and/or any other holder of this Note, “Lender”), without offset, in immediately available funds in lawful money of the United States of America, at 30 W. Pershing Road, Suite 201, Kansas City, Missouri 64108, the principal sum of Eleven Million Thirty-Five Thousand Five Hundred Thirty Five and No/100 Dollars ($11,035,535.00) together with interest on the unpaid principal balance of this Note as hereinafter provided.

Section 1                                              Amendment and Restatement.  This Amended and Restated Promissory Note (this “Note”) amends, restates and supercedes the certain Promissory Note dated March 10, 2006 from Borrower in favor of Lender (the “Prior Note”).  All collateral that secures and all guarantees to the Prior Note, including without limitation the Loan Documents (hereinafter defined), shall carry forward and shall secure or relate, as the case may be, to this Note, and the attachment, perfection and priority of all such liens and security interests shall not be impaired by the execution and delivery of this Note.

Section 2                                              Payment.  Commencing on August 1, 2012, and continuing on the same day of each month thereafter until the Maturity Date, the Borrower shall pay interest only on the unpaid principal balance of this Note at the rate of interest set forth in Section 3 below.  The entire principal balance of this Note, together with all accrued and unpaid interest and all other amounts payable hereunder and under the other Loan Documents (as hereinafter defined), shall be due and payable in full on March 10, 2027 (the “Maturity Date”), the final maturity of this Note.  Each twelve (12) consecutive month period during the term of this Note is hereinafter referred to a “Loan Year”.

Section 3                                              Security; Loan Documents.  This Note shall be secured by that certain New Hampshire Leasehold Mortgage, Assignment of Rents, and Security Agreement (as the same may from time to time be amended, restated, modified or supplemented, the “Mortgage”), dated March 10, 2006, from Borrower to Lender, conveying and encumbering certain real and personal property more particularly described therein and located in Bennington, New Hampshire (the “Property”).  This Note is guaranteed by a Guaranty of Payment (the “Guaranty”) dated March 10, 2006 by Peak Resorts, Inc., a Missouri corporation.  This Note, the Mortgage, the Guaranty, and all other documents now or hereafter securing, guaranteeing or executed in connection with the loan evidenced by this Note (the “Loan”), as the same may from time to time be amended, restated, modified or supplemented, are herein sometimes called individually a “Loan Document” and together the “Loan Documents.”

Section 4                                              Borrowing.

(a)                                 Borrower has borrowed and Lender has previously advanced TEN MILLION THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($10,350,000.00) of the face amount of this Note.

(b)                                 Borrower may request and Lender may agree to lend the amounts requested by Borrower from time to time upon fifteen (15) days advance written notice to the Lender which amounts, when added to all amounts previously borrowed under this Note, do not exceed SIX HUNDRED EIGHTY FIVE THOUSAND FIVE HUNDRED THIRTY FIVE AND NO/100 DOLLARS ($685,535.00) (each individually, an “Advance”). The Borrower may make its written requests for an Advance (“Advance Request”) to Lender from time to time and at any time on or before the Maturity Date, and in response Lender may, in its sole and absolute discretion, make future Advances to the Borrower within fifteen (15) days of each such request. In addition to the Advance requirements provided herein, and subject to Lender’s total discretion with respect to approval of all Advances, all Advance Requests shall also be subject to the following:

(i)                                     Frequency.  Borrower may make only one (1) Advance Request per calendar month;

(ii)                                  No Event of Default.  Lender will not make any Advance until Lender has satisfied itself, in its sole discretion, that no Event of Default (as defined below) exists;

(iii)                               Conditions.  Prior to making any advances for equipment for the ski lift at the Crotched Mountain ski area location (the “Equipment”), Borrower shall deliver to Lender copies of the final details regarding the Equipment and the installation of such Equipment.

(iv)                              Lien Waivers.  Borrower shall cause all persons entitled to a statutory or common law lien on the Property which arises from their services rendered or materials supplied with respect to the Equipment, to execute a waiver of their rights to date to such a lien in form and content satisfactory to Lender and Lender’s counsel.

(v)                                 No Advances.  Lender may withhold an Advance at any time there is an uncured default by Borrower;

(vi)                              Written Request.  The Advances shall be made only upon Borrower’s written request or on the request of any person or entity designated in writing by Borrower to act on Borrower’s behalf.  The written request shall identify the payees and the amounts to be paid to each and shall be accompanied by invoices and any other documentation deemed necessary by Lender supporting the amounts requested to be paid; and

Section 5                                              Interest Rate.

(a)                                 Initial Rate.  The unpaid principal balance of this Note from day to day outstanding shall initially bear interest at a rate of, from the date of the Prior Note, at a rate of nine and twenty-five hundredths percent (9.25%) per annum.

(b)                                 Annual Rate Adjustment.  On April 1, 2007, and on the first day of April of each year thereafter (the “Adjustment Date”) until the Maturity Date, the rate of interest shall be increased to an amount equal to the lesser of the following:

(i)                                     the rate of interest in the previous year multiplied by 1.015;

or

(ii)                                  the sum of the rate of interest in the previous year plus the product of (a) the rate of interest in the previous year and (b) the percentage increase in the CPI (as hereinafter defined) from the CPI in effect on the applicable Adjustment Date over the CPI in effect on the immediately preceding Adjustment Date, in each case rounded to the nearest one-hundredth of a percent

For example, if, on the April 1, 2007, the CPI increase between April 1, 2006 and April 1, 2007 is 1.2%, then the rate of interest shall increase to 9.36% (i.e., 9.25% + (9.25% x 1.2%), but if the CPI has increased by 2.50 percent, then the standard rate shall increase to 9.39% (i.e., 9.25% x 1.015).  For the purposes hereof, “CPI” shall mean the Consumer Price Index for all Urban Consumers, U.S. City Average, published by the Bureau of Labor Statistics of the United States Department of Labor (base year 1982-84=100). In the event that the CPI ceases to incorporate a significant number of items, or if a substantial change is made in the method of establishing such CPI, then the CPI shall be adjusted in a fair and reasonable manner to the figure that would have resulted had no substantial change occurred in the manner of computing such CPI.  In the event that such CPI (or a successor or substitute index) is not available, such governmental or other service or publication as shall evaluate the information in substantially the same manner as the aforesaid CPI, shall be used in lieu thereof.

In no event shall there be a decrease in the rate of interest if there is a decrease in the CPI.

(c)                                  Past Due Rate. Any principal of, and to the extent permitted by applicable law, any interest on this Note, and any other sum payable hereunder, which is not paid when due (without regard to any applicable grace periods), shall bear interest, from the date due and payable until paid, payable on demand, at a rate per annum (the “Past Due Rate”) equal to the per annum interest rate from time to time publicly announced by Citibank, N.A., New York, New York as its base rate, plus four percent (4%), but in no event shall the Past Due Rate ever be less than the rate of interest set forth in subsection (a) above, (as adjusted pursuant to subsection (b) above and sometimes referred to herein as the “standard rate of interest”) plus 200 basis points (2.00%).  In recent history, the past due rate, at Prime + 4%, would be lower than the standard rate.  If Citibank, N.A. discontinues reporting a base rate, then the base rate shall be such other base rate as Lender designates to be the successor base rate.

Section 6                                              Prepayment. Borrower shall have no right to prepay all or any part of the principal of this Note prior to its scheduled Maturity Date without Lender’s consent, which consent shall be held by Lender in its sole discretion.

Section 7                                              Late Charges. If Borrower shall fail to make any payment under the terms of this Note (other than the payment due at maturity) within fifteen (15) days after the date such payment is due, Borrower shall pay to Lender on demand a late charge equal to four percent (4%) of the amount of such payment.  Such fifteen (15) day period shall not be construed as in any way extending the due date of any payment.  The late charge is imposed for the purpose of defraying the expenses of Lender incident to handling such delinquent payment.  This charge shall be in addition to, and not in lieu of, any other amount that Lender may be entitled to receive or action that Lender may be authorized to take as a result of such late payment.

Section 8                                              Certain Provisions Regarding Payments.  All payments made under this Note shall be applied, to the extent thereof, to late charges, to accrued but unpaid interest, to unpaid principal, and to any other sums due and unpaid to Lender under the Loan Documents, in such manner and order as Lender may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding.  Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.  Acceptance by Lender of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair or extinguish any right or remedy available to Lender hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect.  Payments received after 2:00 o’ clock p.m. central standard time shall be deemed to be received on, and shall be posted as of, the following business day.  Whenever any payment under this Note or any other Loan Document falls due on a Saturday, a Sunday or another day on which the offices of Lender are not open for the conduct of its banking business at the place where this Note is payable, such payment may be made on the next succeeding day on which the offices of Lender are open for such business.

Section 9                                              Events of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

(a)                                 Borrower fails to pay when and as due and payable any amounts payable by Borrower to Lender under the terms of this Note and such amount remains unpaid beyond a period of ten (10) days after written notice of such default is given by Lender to Borrower.

(b)                                 Any covenant, agreement or condition in this Note is not fully and timely performed, observed or kept, subject to any applicable grace or cure period set forth in the Loan Documents.

(c)                                  An Event of Default (as therein defined) occurs under any of the Loan Documents other than this Note (subject to any applicable grace or cure period).

(d)                                 An event of default under that certain Lease Agreement by and between EPT Mad River Mountain Ski Resort, Inc., as lessor, and Mad River Mountain, Inc., as lessee, of certain property located in Bellefontaine, Ohio, dated November 17, 2005.

Section 10                                       Remedies.  Upon the occurrence of an Event of Default, Lender may at any time thereafter exercise any one or more of the following rights, powers and remedies:

(a)                                 Lender may accelerate the Maturity Date and declare the unpaid principal balance and accrued but unpaid interest on this Note, and all other amounts payable hereunder and under the other Loan Documents, at once due and payable, and upon such declaration the same shall at once be due and payable.

(b)                                 Lender may set off the amount due against any and all accounts, credits, money, securities or other property now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

(c)                                  Lender may exercise any of its other rights, powers and remedies under the Loan Documents or at law or in equity.

Section 11                                       Remedies Cumulative. All of the rights and remedies of Lender under this Note and the other Loan Documents are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights and remedies.  No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time.  No failure by Lender to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default.

Section 12                                       Costs and Expenses of Enforcement. Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender in seeking to collect this Note or to enforce any of Lender’s rights and remedies under the Loan Documents, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency or appeal.

Section 13                                       Service of Process.  Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of Lender to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions, subject to any provision or agreement for arbitration or dispute resolution set forth in the Loan Agreement.

Section 14                                       Heirs, Successors and Assigns.  The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the parties.  The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted under the Loan Documents.

Section 15                                       General Provisions.  Time is of the essence with respect to Borrower’s obligations under this Note.  If more than one person or entity executes this Note as Borrower, all of said parties shall be jointly and severally liable for payment of the indebtedness evidenced hereby.  Borrower and each party executing this Note as Borrower hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except any notices which are specifically required by this Note or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that Lender shall not be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; and (e) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in the state and county in which the Property is located for the enforcement of any and all obligations under this Note and the other Loan Documents; (f) agree that their liability under this Note shall not be affected or impaired by any determination that any title, security interest or lien taken by Lender to secure this Note is invalid or unperfected; and (g) hereby subordinate to the Loan and the Loan Documents any and all rights against Borrower and any security for the payment of this Note, whether by subrogation, agreement or otherwise, until this Note is paid in full.  A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.  This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought.  Captions and headings in this Note are for convenience only and shall be disregarded in construing it.  This Note and its validity, enforcement and interpretation shall be governed by the laws of the State of Missouri (without regard to any principles of conflicts of laws) and applicable United States federal law. Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment of this Note is to be made.  The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”

Section 16                                       Notices.  Any notice, request, or demand to or upon Borrower or Lender shall be deemed to have been properly given or made when delivered in accordance with the terms of the Loan Agreement regarding notices.

Section 17                                       No Usury.  It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents.  If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness secured by the Mortgage, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder.  All sums paid or agreed to be paid to Lender for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan.

Section 18                                       Authority. Each of the undersigned representatives of Borrower represent that Borrower has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, and the other Loan Documents and they constitute the valid and binding obligations of Borrower.

Section 19                                       Waiver of Claims. Borrower hereby releases, remises, acquits and forever discharges Lender and Lender’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Note and the Loan Documents (all of the foregoing hereinafter called the “Released Matters”).  Borrower acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters, may be pleaded as a full and complete defense to any action by Borrower or any Guarantor against any or all of the Released Parties, and may be used as the basis for a permanent injunction against any action by Borrower or any Guarantor against any or all of the Released Parties. Borrower represents and warrants to Lender that it/he has not purported to transfer, assign or otherwise convey any right, title or interest of Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.  As used herein, “Person” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an estate, and any unincorporated organization.

Section 20                                       Not a Novation. This Note amends, restates and supersedes the Prior Notes, and is delivered in substitution for, and not in payment of, the obligations of Borrower under the Prior Notes and is in no way intended to constitute a novation of any of Borrower’s indebtedness under the Prior Notes. All collateral which secures and all guarantees and other credit enhancements which related to the Prior Notes shall carry forward and secure or relate, as the case may be, to this Note, and the attachment, perfection and priority of all such security interests shall not be impaired by the execution and delivery of this Note.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE.  TO PROTECT YOU (BORROWER) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

BORROWER AND LENDER HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL LOAN AGREEMENT BETWEEN BORROWER AND LENDER WITH RESPECT TO THE SUBJECT MATTER HEREOF.

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first above written.

Borrower:

SNH Development,
a Missouri corporation

By:
Printed Name:	Stephen J. Mueller
Title:	Chief Financial Officer

CONSENT AND AGREEMENT OF GUARANTOR

The undersigned Guarantor hereby acknowledges the terms and conditions of the foregoing Amended and Restated Promissory Note (the “Note”), consent to the Borrower’s execution of the same and reaffirm the full force and effect of its Guaranty of Payment dated March 10, 2006 (“Guaranty”) as of the date stated above.  Without limiting the generality of the foregoing, the undersigned Guarantor hereby absolutely, unconditionally guarantees full and punctual payment of all sums owing under the Amended and Restated Promissory Note by Borrower, and all obligations and indebtedness of the Borrower pursuant to the Guaranty of Payment.

Peak Resorts, Inc.

By:
Printed Name:	Stephen J. Mueller
Title:	Chief Financial Officer